ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT is made and entered into as of the Effective Date (defined below) by and between THC Home Care, Inc., a Utah corporation, also known as Total Home Care, Inc. and formerly known as Medmarco, Inc. ("THC"), all of the subsidiaries of THC (the "Subsidiaries"), which include DignaCare, Inc., an Arizona corporation, Health Industries, Inc., an Arizona corporation, OxyCare, Inc., an Arizona corporation, and MedMart of Nevada, Inc., a Nevada corporation and doing business as Total Home Care (THC and all of the Subsidiaries, collectively, the "Seller"), and Sierra Health Services, Inc., a Nevada corporation ("Buyer").

                            RECITALS

     WHEREAS, Seller (except for DignaCare, Inc.) has filed proceedings under Chapter 11 of the United States Bankruptcy Code, which such proceedings are pending in United States Bankruptcy
Court for the District of Nevada (the "Bankruptcy Court").

     WHEREAS, Seller is engaged in the sale and rental of home health equipment and supplies and the provision of home health care services. Buyer desires to buy from Seller and Seller desires to sell to Buyer, substantially all assets and properties of the Seller, on such terms and conditions as set forth in this Agreement and as approved by the Bankruptcy Court.

     WHEREAS, THC owns all of the outstanding shares of capital stock of each of the Subsidiaries and desires for the Subsidiaries to enter into this Agreement.

     WHEREAS, the Bankruptcy Court has entered an Order approving the sale of the assets as contemplated hereunder, free and clear of all liens (the "Order"), which Order is final and unappealable.

     WHEREAS, the parties hereto acknowledge that the sale contemplated hereunder involves only the assets of the Seller as further defined herein, and does not include any stock of THC or any of the Subsidiaries.

     WHEREAS, the parties hereto, for the purpose of facilitating the transactions contemplated by this Agreement, have entered into an Interim Management Agreement of even date, a copy of which is attached hereto and the terms at which are incorporated herein.

     NOW, THEREFORE, for and in consideration of the mutual agreements, representations and warranties contained below, Seller and Buyer agree as follows:

      1. Sale of Assets. Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, accept and acquire from Seller, substantially all of the assets of the Seller (the "Purchased Assets"), as of the Closing Date for the purchase price and upon and subject to the terms and conditions as stated below.

      2.  Purchase Price.

          2.1 Buyer shall pay to Seller for the Purchased Assets at the Closing (defined below) immediately available funds in the amount of $3,200,000.00.

      3. Nonassumption of Liabilities. Except for: (a) amounts owing under any leases or contracts of Seller which Buyer may at its option elect to assume under the terms of this Agreement, personal property taxes owing to Clark County, Nevada, current payroll, and certain other post-petition obligations up to a maximum of $35,000.00, Buyer shall not assume any leases or contracts, or any other liabilities of Seller, known or unknown. All of the Purchased Assets shall be transferred to Buyer with good and marketable title, free and clear of all liens, encumbrances and liabilities, except for taxes not then due and payable, which shall be prorated as described below.

      4. Excluded Assets. Buyer is purchasing only the Purchased Assets as described in this Agreement. Buyer is specifically not purchasing certain other assets of Seller, including, but not limited to, that certain promissory note dated January 10, 1994, in the principal sum of $300,000, designated as the Hanger Note, or any and all causes of action under Sections 542, 543, 544, 545, 547, 548 or 549 of the United States Bankruptcy Code, or any stock Seller of the or any of the Subsidiaries.

      5. Premises Leases, Contracts. Seller shall assign to Buyer and Buyer shall assume such of those existing leases for the premises occupied by THC and the Subsidiaries as specifically designated by Buyer and as described in Schedule 1 to this Agreement (the "premises Leases"). As indicated on Schedule 1 to this Agreement, the parties shall designate those Premises Leases which shall be assumed by Buyer as of the Closing Date and those Premises Leases which may be assumed by Buyer after the Closing Date. Seller shall also assign to Buyer and Buyer shall assume such contracts between Seller and other parties, as designated by Buyer all as specifically described in attached Schedule 2 to this Agreement. As indicated in Schedule 2 to this Agreement, the parties shall designate those contracts which shall be assumed by Buyer as of the Closing Date and those contracts which may be assumed by Buyer after the Closing Date. Any and all other leases and contracts of Seller, not specifically assumed as of the Effective Date, may be Buyer's option be assigned and assumed not later than the termination date of the Management Agreement.
Seller shall not have right to assign, transfer, incumber, or dilute in any manner, any of said leases as contracts with prior written approval from Buyer.

      6. Prorations and Credits. Seller shall pay all ad valorem and personal property taxes on the Purchased Assets for all periods prior to 1997 and through the Closing Date. To the extent any such taxes have not been paid by the Closing Date, Buyer may deduct the amount of such taxes (including penalties and interest) from the cash portion of the Purchase Price. Buyer shall be responsible for payment of taxes for all years and periods beginning on the date after the Closing Date when they become due and payable.

     Shall continue to maintain Seller's insurance currently in place on the Purchased Assets during the term of the Interim
Management Agreement.

      7. Seller's Representations and Warranties. In addition to any and all other representations and warranties by Seller in this Agreement, Seller represents and warrants to Buyer as follows:

          (a) Due Organization. THC and the Subsidiaries are corporations duly organized and in good standing under the laws of the states in which they are incorporated, and subject to Bankruptcy Court supervision and control, have all necessary corporate power to conduct the business as presently conducted.

          (b) Authorization. Subject to approval of this Agreement and the transactions contemplated hereby, the execution, delivery and performance of this Agreement has been fully and legally authorized by all required corporate action of each Seller.

          (c) Title. Seller, collectively, is the lawful owner of all and has good title to the Purchased Assets, and pursuant to the Order, has the legal right, power and authority to sell the same free and clear of all liens and encumbrances. Seller now has and will have at the Closing and, subject to the terms and conditions of this Agreement, will transfer to the Buyer, good title to all of the Purchased Assets, free and clear of any and all liens and encumbrances except for liens for taxes which are not then due and payable, if any.

          (d) No Conflicts. To the best of Seller's knowledge and belief, the execution, delivery and performance of this Agreement by the Seller will not result in the creation or imposition of any lien, charge or encumbrance upon any of the Purchased Assets pursuant to the terms or provisions of, or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or, except to the extent that any such instrument or agreement requires the consent of the other party hereto with respect to the transaction, give any other party a right to terminate any of its obligations under its governing documents or any other material contract, agreement or instrument to which the Seller is a party or by which it or any of the Purchased Assets is bound or affected, or violate or conflict with any judgement, ruling decree, order, order, application, filing, declaration, license, registration, statute, rule or regulation of any court or other governmental agency or body applicable to the business or Purchased Assets of the Seller.

          (e) Purchased Assets. The Schedules attached hereto represent a true and correct description of all of the Purchased Assets, and are substantially complete to the best knowledge and belief of Seller.

          (f) Absence of Changes. From and after August 15, 1997, through the Closing Date, there has been no material adverse change in the business and operations of the Seller, or any of the Purchased Assets.

          (g) Compliance with Laws. To its best knowledge and belief, Seller has, and at the Closing Date will have: (i) all governmental licenses, permits, consents, orders, approvals and other authorizations necessary to carry on the business of Seller; (ii) complied in all material respects with all applicable laws, rules, regulations and ordinances the violation of which would have a material and adverse effect on the business of the Seller; and (iii) performed all material obligations required to be performed by it and is not, and at the Closing Date will not be, in default, under any material contract or other instrument to which it is a party or by which the Purchased Assets are bound or materially affected. To the actual knowledge of the Seller, without undertaking any independent investigation, no other party under any contract or other instrument to which it is a party is in material default in any respect thereunder.

          (h) Labor Relations, Working Relationships. To the best knowledge and belief of Seller, there are no pending or threatened charges of unfair labor practices, and Seller's business is in compliance in all material respects with all federal and state laws governing employment and employment practices, terms and conditions of employment and wages and hours.

          (i) Litigation and Compliance with Governmental Regulations. As disclosed in Seller's Bankruptcy Schedules and Statements of Affairs, there are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or threatened in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against, by or affecting the Seller o the Purchased Assets: (i) which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby or declare the same unlawful or cause the rescission thereof, or (ii) which, if determined adversely, would have a materially adverse effect on the business, prospects, properties or condition (financial or otherwise) of the business of the Seller and to the knowledge of the Seller no basis for any of the foregoing exists. The Seller's business has not been charged with and, to the knowledge of the Seller, is not threatened with or under any investigation with respect to any charge concerning any violation of any provision of any federal, state or local law, regulation, ordinance, order of administrative ruling, and the business is not in default with respect to any order, writ, injunction or decree of any court, agency or instrumentality. The Seller's business is in compliance with all federal, state and local laws, regulations, ordinances and orders which are applicable to it or to the conduct of its business.

          (j) No Material Misstatement or Omission. The Seller's representations, warranties and statements contained in this Agreement (including the Schedules hereto) with respect to the Seller contain no untrue statement of material fact and do not omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

      8. Buyer's Representations and Warranties. In addition to any and all other representations and warranties by Buyer in this Agreement, Buyer represents and warrants to Seller as follows:

          (a) Buyer is a corporation duly organized and in good standing under the laws of the State of Nevada, is qualified and duly authorized to do business in the State of Nevada and has all necessary legal power to conduct its business as presently conducted.

          (b) The execution and delivery of this Agreement, and performance of all of the obligations of Buyer under this Agreement, does not and will not conflict with any agreement, contract or other instrument, or any court order or administrative order, by which Buyer, or any of the properties of Buyer are bound or affected.

          (c) Buyer is purchasing the Purchased Assets on an "AS IS, WITH ALL FAULTS" basis and solely based on any review and inspection of the Assets made by Buyer prior to the date of this Agreement, together with the representations, warranties, covenants contained therein.

          (d) No Material Misstatement or Omission. The representations, warranties and statements contained in this Agreement (including the Schedules hereto) with respect to the Buyer contain no untrue statement of material fact and do not omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     9. Survival of Representations and Warranties. Each and all of the representations and warranties of Seller and Buyer in this Agreement shall be true and correct on the Closing Date as a condition of the Closing. All of such representations and warranties shall survive the Closing for a period of six years after the Closing Date.

     10.  Covenants.

          (a)  Except as permitted or required by the
     Bankruptcy Court or under this Agreement or as may otherwise be consented to in writing by the Buyer, Seller agrees, from the Effective Date through the Closing Date, that the Seller shall not incur, dispose of, encumber assign or mortgage any of the Purchased Assets, except in the ordinary course of business or as may be required by the Bankruptcy Court. Any disposition of the Purchased Assets shall require the prior written approval of Buyer, which approval shall not be unreasonably withheld.

          (b) As of the Closing Date, there will be no material adverse change to the Purchased Assets or the Business from the status and condition as it exists as of the Effective Date.

     11. Indemnification by Seller. Subject to any Bankruptcy Court approvals or restrictions and subject to any of the provisions of this Section, Seller agrees to indemnify and hold harmless Buyer from and against any and all liability, loss, damage, cost or expense resulting, directly or indirectly, from any breach of any of Seller's warranties, representations or covenants in this Agreement, or the refusal or failure of Seller to perform any of its obligations hereunder, or any other liabilities or obligations of, or claims against, Buyer or the business of the Seller which result from operation or conduct of the business of the Seller prior to the Closing Date, and thereafter as more fully set forth in the Interim Management Agreement of even date.

     Seller shall pay or defend Buyer against any claim made and presented to Seller by Buyer, related to or resulting from any liability, obligation or claim to which the foregoing indemnity relates; provided, however, that any such claim made against Buyer upon which Buyer believes Seller may have potential liability shall first be promptly submitted by Buyer to Seller. Seller shall either pay the claim directly or promptly reimburse Buyer for any amount Buyer is required to pay as the result of such claim. Buyer shall have the right to pay the claim, and seek reimbursement from Seller, at any time that Seller's acts or omissions cause, or threaten to cause, damage, loss or expense to Buyer or the assets being purchased hereunder, or if Seller breaches the provisions of this Section.

     12. Employees. Buyer shall not be obligated to, but may, employ any of the employees of Seller now employed in the Business.

Except with respect to current wages, which shall be assumed by Buyer, Buyer shall not be obligated to pay any amounts to any employees of Seller for services rendered prior to the Closing Date or as the result of any commitment by Seller to such employees. Seller shall pay all of its employees for services rendered through the Closing Date, including but not limited to salary, commissions, benefits, accrued vacation or holiday pay and any other amount due to such employees for any reason.

     13. Inspection and Access to Books and Records, Access to Same. Buyer shall have the right to conduct an examination and inspection of the Seller's assets and records prior to the Closing and through the term of the Interim Management Agreement. During such period, Seller shall give Buyer and its authorized representatives complete access to the books and records relating to the Purchased Assets for this inspection and examination, and shall furnish copies of all applicable documents.

     14.  Conditions of Closing.  The obligations of Seller and
Buyer to close under this Agreement shall be subject to the following conditions of Closing (any of which may be waived by the party for whose benefit the condition exists):

          (a) All necessary corporate approvals of Seller and Buyer to this Agreement and all of the transactions contemplated by this Agreement shall have been obtained, and the Secretaries of THC and the Subsidiaries and of Buyer shall deliver to the other party at Closing a certificate evidencing such corporate approval and setting forth the names of the officers authorized to act for each party. In this regard, Seller acknowledges and agrees that Buyer shall provide Seller with a certified copy of Buyer's resolution of its Board of Directors authorizing this transaction as soon as reasonably practicable following the Closing Date.

          (b) The representations and warranties of Seller and Buyer contained in this Agreement shall be true and correct in all material respects at and as of the time of Closing, and a certificate to that effect shall be furnished to Buyer by an officer of Seller and to Seller and the Subsidiaries by the Buyer at the Closing.

          (c) Seller and Buyer shall each have executed, performed and complied with all agreements required to be executed, performed and complied with by each of them under this Agreement prior to or at the Closing.

          (d) Any third party consents or licenses required for consummation of the transactions contemplated by this Agreement or for Buyer's operation of the Seller's business shall have been obtained or otherwise provided for under the Interim Management Agreement.

          (e) There shall have been no material adverse change in the financial condition of Seller, determined on a consolidated basis, or the Purchased Assets.

          (f) Each party shall furnish to the other with certificates dated on or reasonably before the Closing Date and issued by the appropriate governmental offices of each state in which Seller and Buyer are incorporated and doing business that confirm that Seller and Buyer are in existence and that they have paid all required and appropriate franchise or other corporate taxes in the states of their incorporation. Seller acknowledges and agrees that Buyer shall deliver to Seller a certificate of existence and good standing issued by the appropriate governmental agency of the State of Nevada as soon as is reasonably practicable following the Closing Date.

          (g) The Bankruptcy Court shall have entered a final nonappealable order approving the terms of the Purchase
     Agreement and the transactions contemplated thereunder.

     15. Closing and Possession. The closing shall occur on August 29, 1997 (the "Closing Date") at the offices of Seller in Las Vegas, Nevada, or at some other location as the parties may mutually agree. Possession of the Purchased Assets and operation of the Business shall be given as of the Closing Date.

     16. Further Assurances. At the Closing, and at all times thereafter as may be necessary, Seller shall execute and deliver to Buyer such assignments, transfers, conveyances and other instruments as shall be reasonably necessary or appropriate to vest in Buyer good and marketable title to the assets of the Business, whether owned or leased, and to comply with the purposes and intent of this Agreement.

     17. Notices. Any notice or other communication required under this Agreement or desired to be given by any of the parties hereto to any other party shall be deemed to be duly given when personally delivered or when delivered by private courier, or by telecopy, or when mailed by certified or registered mail, return receipt requested, postage prepaid, to such other party at its address as stated below, or at such other address as each party may hereafter designate to the other party hereto in writing:

          If to Seller:            3261 South Highland
                              Suite 613
                              Las Vegas, Nevada 89109
                              Attention: Bob Rackham, CEO

          If to Buyer:        Sierra Health Services, Inc.
                              Post Office Box 15645
                              Las Vegas, NV 89114-5645
                              Attention:  Elizabeth C. Nozero, Esq.
                                      Senior Corporate Counsel

     18. Costs and Expenses. Each party shall pay its own costs and expenses of consummating the sale (including but not limited to legal and accounting fees). Each party shall be responsible for any taxes imposed on it as a result of the prospective transactions described herein.

     19. Broker's Fees. Seller has engaged the services of Paragon Ventures, Inc. ("Paragon"), as its broker in connection with locating a buyer for Seller's assets. Seller shall be fully responsible and shall pay all of Paragon's fees which are or may be come due upon the closing of this transaction.

     Except for Seller's engagement of Paragon as described above, each party represents to the other that no other broker or agent has been involved in effecting this sale and purchase. Each party shall protect and indemnify the other from any claims by any person, firm or corporation that a broker's fee for this sale is due as a result of the action of the indemnifying party.

     20. Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

     21.  General.

          21.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior verbal or written agreements and understandings, including, in particular, that certain letter dated July 16, 1997 signed by THC and Philadelphia Investment Corporation describing the general terms of this transaction. No warranties, representations, covenants or agreements shall be binding upon any party except as expressly set forth herein.

          21.2 Captions, Headings. The captions in this Agreement are for convenience or reference only and shall not define, limit or qualify the provisions of this Agreement.

          21.Agreement shall be governed and construed in accordance with the laws of the State of Nevada.

          21.4 Schedules. If any Schedules are not available at the time of execution of this Agreement, they may be added at a later date, after approval by the parties, and shall then be deemed to be Schedules hereto in the same manner as if attached at the time of execution.

          21.5 Joint Preparation. Sellers, THC and Buyer shall be deemed to have jointly prepared this Agreement and the Exhibits attached hereto and no ambiguity herein shall be construed by or for any party based upon the identity of the author of this Agreement or any portion hereof.

          21.6 Attorney's Fees. In any action or proceeding brought by any party to this Agreement to enforce its rights under this Agreement or any other document or agreement delivered at the Closing, the prevailing in such litigation provided such litigation is resolved by judgment and not by settlement, shall be entitled to its reasonable attorney's fees, costs and expenses incurred in enforcing such rights.

          21.7 No Third Party Beneficiaries. Except as otherwise specifically provided herein, this Agreement is not intended to confer any rights or remedies on or to any person or party not executing this Agreement, and there are no third party beneficiaries of this Agreement.

          21.8 Time of Essence. Time is of the essence in this Agreement.

     22.  Effective Date.  The Effective Date of this Agreement is
August 29, 1997.


SELLER                                BUYER

THC HOME CARE, INC.                   SIERRA HEALTH SERVICES, INC.


By:                                   By:



Printed Name and Title                   Authorized Officer


DIGNACARE, INC.


By:

Printed Name and Title


MEDMART OF NEVADA, INC.

By:

Printed Name and Title


HEALTH INDUSTRIES, INC.

By:

Printed Name and Title


OXYCARE, INC.


By:

Printed Name and Title

                           SCHEDULE 1
                      TO PURCHASE AGREEMENT
                PREMISES LEASES ASSUMED BY BUYER
           (SCHEDULE OMITTED - LIST OF LEASES ASSUMED)
                           SCHEDULE 2
                      TO PURCHASE AGREEMENT
                           CONTRACTS
           (SCHEDULE OMITTED - LIST OF CONTRACTS ASSUMED)
                           SCHEDULE 3
                      TO PURCHASE AGREEMENT
                     OTHER PURCHASED ASSETS
           (SCHEDULE OMITTED - LIST OF OTHER ASSETS
           INCLUDING ACCOUNTS PAYABLE, NOTES RECEIVABLE
           AND MAY 31, 1997 BALANCE SHEET)

The company will provide copies of the foreging schedules to the Securities and
Exchange Commission upon request.